Exhibit 10.24

PEREGRINE SEMICONDUCTOR CORPORATION

9380 CARROLL PARK DRIVE

SAN DIEGO, CA 92121

April 26, 2012

Dr. James S. Cable, Ph.D.

Dear Jim:

Peregrine Semiconductor Corporation (the “Company”) is pleased to offer you continuing employment on the following terms. This letter agreement (the “Agreement”) will become effective immediately on the date after completion by the Company of an initial public offering (the “Effective Date”). If the Company does not complete an initial public offering by December 31, 2012, or if you do not remain continuously employed by the Company from the date of this Agreement through the date of completion of such initial public offering, this Agreement will be void and of no further force and effect.

1. Position. Your title and position with the Company will remain Chief Executive Officer and President, and you will continue to report to the Board. In addition, you will be considered by the Board (or designated committee thereof) for nomination to election to the Board by the Company’s stockholders consistent with all other directors and subject to the Company’s Certificate of Incorporation and Bylaws (each as may be amended from time to time), applicable law and rules of the stock exchange on which the Company’s shares are or become listed. This is a full-time position and your place of employment will be our headquarters in San Diego. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Beginning on the Effective Date, your annual base salary will be increased to $400,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for a cash-incentive bonus for each fiscal year of the Company (the “Bonus”). The Bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Compensation Committee of the Board. As of the Effective Date, your target Bonus beginning with fiscal year 2012 will be equal to 75% of your annual base salary, measured as of the last day of each fiscal year. Any Bonus for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Compensation Committee with respect to your Bonus will be final and binding.

Dr. James S. Cable, Ph.D.

April 26, 2012

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the Company’s standard employee benefits programs, as such are in effect from time to time. As of April 30, 2012, you and the Company acknowledge and agree that you have accrued 747.88 hours of earned but unused vacation pursuant to the Company’s vacation policy as currently in effect (the “Accrued Vacation”). The Accrued Vacation will be paid to you in a lump sum within 30 days after the Effective Date. You will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, through and until the Effective Date. However, immediately following the Effective Date, you will no longer accrue vacation or other paid time off. Instead, and in recognition of your performance, role, and ongoing service to the Company, you will be eligible for an unlimited and unspecified amount of paid time off each year. Should you desire to take more than two consecutive weeks of time off at any time, you agree that you will first obtain the consent of the Board before taking such time off.

4. Payments Upon Termination. If your employment with the Company terminates other than as set forth in Section 5 below, then (a) all vesting will cease immediately with respect to your then-outstanding Equity awards and (b) the only amount payable to you by the Company will be any unpaid base salary due for periods prior to the date of termination of your employment. Such payment, if any, will be made promptly upon termination and within the period of time mandated by law.

5. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, you will not be entitled to any of the benefits described in this Section 5 unless you have (i) returned all Company property in your possession, (ii) resigned as a member of the Board and of the boards of directors of all of the Company’s subsidiaries, to the extent applicable and (iii) executed a general release of all claims that you may have against the Company or persons affiliated with the Company, substantially in the form attached hereto as Exhibit A (the “Release”). You must execute and return the Release on or before the date specified by the Company in the Release (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 5.

Notwithstanding the foregoing, the Company may immediately discontinue all benefits or revoke any vesting acceleration described in this Section 5 (in addition to pursuing all other legal and equitable remedies) if you fail to comply with any provision of the Confidential Information, Invention Assignment, Disclosure and Non-Solicitation Agreement between you and the Company that you previously signed (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B, the terms of Section 7 below or any other agreement with the Company that by its terms continues in force following your Separation.

Dr. James S. Cable, Ph.D.

April 26, 2012

(b) Benefits. Subject to the requirements set forth in Section 5(a) above, if you experience an Involuntary Termination, then:

(i) Salary Continuation. The Company will continue to pay your base salary for a period beginning on the day after your Separation and ending on the second anniversary of your Separation (such period, the “Continuation Period”). Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. Subject to the Company’s having first received an effective Release pursuant to Section 5(a) above, the salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(ii) Prorated Bonus. The Company will pay you a lump-sum cash amount (a “Prorated Bonus”) equal to the product of (A) the Bonus, calculated based upon actual achievement of performance objectives as determined in the discretion of the Compensation Committee, multiplied by (B) the quotient of (1) the number of days elapsed in such fiscal year through the date of your Separation divided by (2) 365. Subject to the Company’s having first received an effective Release pursuant to Section 5(a) above, such Prorated Bonus will be paid at the same time as the Bonus would have been paid had a Separation not occurred (that is, when and to the extent cash-incentive bonuses are paid to other participants, but in any event within 2 1/2 months after the close of the fiscal year to which such bonus pertains).

(iii) Additional Payment in Lieu of Health Benefit. The Company will pay you a lump-sum cash amount equal to the product of (A) twenty-four and (B) the monthly amount the Company was paying on behalf of you and your eligible dependents pursuant to the Company’s health insurance plans in which you or your dependents were participants as of the day of your Separation (the “Additional Payment”). Subject to the Company’s having first received an effective Release pursuant to Section 5(a) above, such Additional Payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the Additional Payment will be made in the second calendar year. Following release of regulations or other guidance related to enforcement of Section 2716 of the Public Health Service Act, you and the Company agree to review in good faith the benefits described in this Subsection 5(b)(iii) to determine if the Additional Payment can be made in a more tax-efficient manner (or if equivalent, but more tax-efficient, payments or benefits can be substituted for the Additional Payment); provided, however, that no modification will be made that would (i) materially increase the cost to the Company or (ii) result in adverse tax consequences to either party.

(iv) Equity Acceleration Following Change in Control. If and only if your Involuntary Termination occurs on or within 12 months after the effective date of a Change in Control, then 100% of the unvested portion of your then-outstanding Equity awards will immediately vest and, to the extent applicable, become exercisable or settle; provided, however, that in the event acceleration of the settlement or distribution date of an award would result in additional taxes and penalties under Code Section 409A, then the vesting of such award shall accelerate but settlement or distribution of award shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the award.

Dr. James S. Cable, Ph.D.

April 26, 2012

6. Limitation on Payments.

(a) Scope of Limitation. This Section 6 will apply only if the accounting firm serving as the Company’s independent public accountants immediately prior to a Change in Control (the “Accounting Firm”) determines that the after-tax value of all Payments (as defined below) to you under Section 5 of this Agreement, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to you (including the excise tax under Code Section 4999), will be greater after the application of this Section 6 than it was before the application of this Section 6. If this Section 6 applies, it will supersede any contrary provision of this Agreement. For purposes of this Section 6, the term “Company” will also include affiliated corporations to the extent determined by the Accounting Firm in accordance with Code Section 280G(d)(5).

(b) Basic Rule. In the event that the Accounting Firm determines that any payment or transfer by the Company to or for your benefit (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Code Section 280G and pursuant to the regulations thereunder, then provided that Subsection (a) results in applicable of this Section 6, the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 6, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G.

(c) Reduction of Payments. If the Accounting Firm determines that any Payment would be nondeductible by the Company because of Code Section 280G, and if none of the Payments is subject to Code Section 409A, then the reduction will occur in the manner you elect in writing prior to the date of payment; provided, however, that if the manner elected by you pursuant to this sentence could in the opinion of the Company result in any of the Payments becoming subject to Code Section 409A, then the following sentence will instead apply. If any Payment is subject to Code Section 409A, or if you fail to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting of any Equity awards for which the exercise price (if any) exceeds the then-fair market value of the underlying Equity; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made (that is, later payments will be reduced before earlier payments)); and (iii) cancellation of acceleration of vesting of Equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of Equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity awards (that is, later Equity awards will be canceled before earlier Equity awards).

(d) Fees of Accounting Firm and Required Data. The Company will pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section 6. You and the Company will provide to the Accounting Firm all data in the Company’s possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section 6.

Dr. James S. Cable, Ph.D.

April 26, 2012

7. Further Obligations to the Company.

(a) General. You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company. You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any Company recoupment or clawback policy, insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b) Confidential Information. You agree to execute such additional documents as may be necessary to protect the Company’s confidential and proprietary information, which such documents will supplement the Confidentiality Agreement (which such agreement will continue in full force and effect).

(c) Nonsolicitation. You acknowledge and agree that beginning on the Effective Date and continuing until the longer of (i) the first anniversary of your Separation and (ii) the end of the Continuation Period, you will not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (A) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (B) the business of any customer of the Company or any of the Company’s affiliates.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Tax Matters.

(a) General. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

Dr. James S. Cable, Ph.D.

April 26, 2012

(b) Section 409A. For purposes of Code Section 409A, each payment under Section 5(b) is hereby designated as a separate payment for purposes of Treasury Regulation 1.409A-2(b)(2). If the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any payments under this Agreement, to the extent that they are not exempt from Code Section 409A (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Code Section 409A(a)(1) (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid under this Agreement that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation 1.409A-1(b)(4) or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation 1.409A-1(b)(9)(iii) and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. The provisions of this Agreement are intended to comply with, or be exempt from, the requirements of Code Section 409A so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Code Section 409A.

10. Interpretation, Amendment and Enforcement. Upon the Effective Date, this Agreement, the Confidentiality Agreement and the Arbitration Agreement (attached hereto as Exhibit C) will constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company (including without limitation that certain Management Retention Agreement between you and the Company, dated as of February 29, 2008, and effective as of February 19, 2004, and amended in December 2010). This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute. By signing this Agreement, you acknowledge and agree that you will no longer be eligible for any benefits or payments provided for in any such prior agreement, except as otherwise expressly provided in this Agreement.

Dr. James S. Cable, Ph.D.

April 26, 2012

11. Successors and Assignment.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor to the Company, or to the Company’s business and/or assets, that executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. All of your obligations under this Agreement are personal to you and may not be transferred or assigned by you at any time.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Board” means the Company’s Board of Directors.

“Cause” means the occurrence of any one or more of the following: (a) your conviction by, or entry of a plea of “guilty” or “nolo contendere” in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (b) your misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) your material negligence in the scope of your services to the Company; (d) your breach of a material provision of any agreement with the Company; (e) your material failure to perform your duties to the Company; or (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 12 months prior to the date of such change in the composition of the Board (the “Original Directors”) or (ii) were appointed to the Board, or

Dr. James S. Cable, Ph.D.

April 26, 2012

nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Subclause (d)(ii).

A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Equity award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in this Agreement, the transaction with respect to such Equity award must also constitute a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5) to the extent required by Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equity” means (a) all shares of Stock; (b) all options and other rights to purchase shares of Stock; (c) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock; and (d) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means either (a) your Termination Without Cause (other than due to your death or Permanent Disability) or (b) your Resignation for Good Reason.

“Permanent Disability” means your total and permanent disability as defined in Code Section 22(e)(3).

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your express written consent:

(a) A material reduction of your duties, authority and responsibilities, relative to your duties, authority and responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority and responsibilities;

(b) A reduction of at least 10% in your base salary or target Bonus in effect immediately prior to such reduction; provided however that it shall not be grounds for a Resignation for Good Reason if, prior to a Change in Control, the reduction to your base salary or target Bonus is part of an expense reduction program implemented by the Company which (i) applies proportionately to all Company officers, (ii) does not result in a reduction of more than 20% of your base salary or target Bonus, as applicable, and (iii) does not remain in place for more than 24 months. For the avoidance of doubt, and as an example only, if your target Bonus is 60% of your base salary before a reduction, a 10% reduction would mean a new target Bonus of 54% of your base salary;

Dr. James S. Cable, Ph.D.

April 26, 2012

(c) A material reduction in the kind or level of employee benefits to which you were entitled immediately prior to such reduction, with the result that your overall benefits package is materially reduced; provided however that it shall not be grounds for a Resignation for Good Reason if, prior to a Change in Control, the reduction in the level or kind of employee benefits is part of a change to the Company’s employee benefits programs which change applies equally to all eligible Company employees;

(d) A relocation to a facility or a location more than thirty-five miles from your then-present location that materially increases your one-way commute; or

(e) The Company’s material breach of this Agreement, including its failure to obtain the assumption of this Agreement by any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which your employment is terminated.

“Separation” means a “separation from service,” as defined in the regulations under Code Section 409A.

“Stock” means the Common Stock of the Company.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Agreement and returning it to me.

Dr. James S. Cable, Ph.D.

April 26, 2012

Very truly yours,

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ Jay Biskupski
Title:	CFO

I have read and accept this employment offer:

/s/ James S. Cable
Signature of Dr. James S. Cable, Ph.D.

Dated:	April 26, 2012

Attachment

Exhibit A:	Release

Exhibit B:	Confidentiality Agreement

Exhibit C:	Arbitration Agreement

Dr. James S. Cable, Ph.D.

April     , 2012

EXHIBIT A: RELEASE

PEREGRINE SEMICONDUCTOR CORPORATION

9380 CARROLL PARK DRIVE

SAN DIEGO, CA 92121

[DATE]

Dr. James S. Cable, Ph.D.

Dear Jim:

This letter (the “Agreement”) confirms the agreement between you and Peregrine Semiconductor Corporation (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company terminated on             (the “Termination Date”), and you experienced a “separation from service” (as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), on                     (the “Separation Date”).

2. Effective Date and Revocation. You have up to [21][45] days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary. On the Termination Date, the Company paid you $        (less all applicable withholding taxes and other deductions). This amount represents all of your base salary earned through the Termination Date. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. No Further Payments. You acknowledge and agree that if you breach any provision of this Agreement, your Confidential Information, Invention Assignment, Disclosure and Non-Solicitation Agreement with the Company (the “Confidentiality Agreement”), your Arbitration Agreement with the Company (the “Arbitration Agreement”) Section 7 of the letter agreement between you and the Company dated as of April     , 2012 (the “Letter Agreement”) or any other agreement with the Company that by its terms continues in force following your separation from service, then (a) the Company will not pay you any additional payments under

Dr. James S. Cable, Ph.D.

April     , 2012

Section 5 of the Letter Agreement and (b) the Company may seek to recoup or revoke any benefit already provided to you under the Letter Agreement; however, in such event this Agreement will remain in full force and effect.

5. Consideration. Subject to and in consideration of your release of claims as provided herein, the Company has agreed to pay you certain benefits as set forth in Section 5(b) of the Letter. Agreement, subject to the limitation described in Section 6 of the Letter Agreement.

6. Release of Claims. In consideration of the severance benefits set forth in the Letter Agreement, to the fullest extent permitted by law, you, on behalf of yourself and your heirs, family members, executors, administrators and assigns, hereby fully and forever release the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq.;

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f) any and all claims for attorneys’ fees and costs.

(g) You and the Company agree that the release set forth in this Section 6 will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

Dr. James S. Cable, Ph.D.

April     , 2012

In addition, and notwithstanding anything in this Agreement to the contrary, the release set forth herein does not extend to any claims for indemnification under Section 2802 of the California Labor Code or any analogous law of any other state.

7. Acknowledgement of Waiver of Claims Under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that

(a) you should consult with an attorney prior to executing this Agreement;

(b) you have [twenty-one (21)][forty-five (45)] days within which to consider this Agreement;

(c) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and

(d) this Agreement will not be effective until the revocation period has expired.

Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

8. Civil Code Section 1542. You represent that you are not aware of any claims against the Company other than the claims that are released by this Agreement. You acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. You represent that (a) you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein; (b) in the event you have brought a

Dr. James S. Cable, Ph.D.

April     , 2012

lawsuit, claim or action on behalf of yourself, you will dismiss the lawsuit, claim or action with prejudice, or (c) in the event you have brought a lawsuit, claim or action on behalf of any other person or entity, you will dismiss the lawsuit, claim or action with prejudice, if permitted by applicable law. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

11. Other Agreements. At all times in the future, you will remain bound by Sections 5 and 7 of the Letter Agreement, your Confidentiality Agreement, your Arbitration Agreement and your Indemnification Agreement with the Company. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

13. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

14. No Cooperation. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, other than (a) pursuant to a subpoena or other court order or (b) in connection with any Equal Employment Opportunity Commission or Department of Fair Employment and Housing proceeding.

15. Mutual Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company’s current directors and current officers agree not to make any negative or disparaging statements (orally or in writing) regarding your employment with the Company to any party outside of the Company, except as required by law.

16. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

Dr. James S. Cable, Ph.D.

April     , 2012

17. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

18. Costs. You and the Company will each bear your own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

19. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

PEREGRINE SEMICONDUCTOR CORPORATION

By:
[NAME]
[TITLE]

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signature of Dr. James S. Cable, Ph.D.

Dated: